Exhibit 99.1

For Immediate Release

Company Contacts:
Steve Shallcross	Bob Bannon
Senior Vice President & CFO	Senior Director, Investor Relations
Advancis Pharmaceutical Corp.	Advancis Pharmaceutical Corp.
(301) 944-6590	(301) 944-6710
sshallcross@advancispharm.com	rbannon@advancispharm.com

ADVANCIS PHARMACEUTICAL CLOSES
PRIVATE PLACEMENT OF COMMON EQUITY

GERMANTOWN, Md. – May 9, 2005 – Advancis Pharmaceutical Corporation (NASDAQ: AVNC), a pharmaceutical company focused on developing and commercializing novel anti-infective products, today announced that it has closed its previously announced private placement of common stock and warrants to purchase common stock, resulting in the receipt of $27.25 million in gross proceeds. The newly issued shares were priced at $3.98, the closing price of the Company’s common stock on April 25, 2005. As part of the offering, investors also received warrants to purchase approximately 2.4 million shares of common stock, exercisable within five years at a price of $4.78 per share.

Following the completion of the offering, Advancis was advised by The Nasdaq Stock Market that the offering was completed at a price determined by Nasdaq to be less than market value. Nasdaq determined that the market value of the transaction was $4.03375 per share. As a result, Nasdaq determined that the offering required stockholder approval because it represented 20 percent or more of the Company’s total outstanding shares and included an affiliate of two directors of the Company.

In response to this notice of deficiency by Nasdaq, the Company intends to seek stockholder approval for the offering. A special meeting of stockholders will be held as soon as practicable. The Company believes that stockholder approval is assured because the holders of a majority of its common stock have agreed to vote in favor of the transaction. Based on conversations with representatives of Nasdaq, the Company believes that the proposed stockholder approval will resolve the deficiency.

The sale of the shares in the private placement and the shares issuable upon the exercise of the related warrants has not been registered under the Securities Act of 1933, as amended, or state securities laws, and no securities may be offered or sold in the United States without the sale being registered under the Securities Act and the securities laws of any other jurisdiction or through a valid exemption from the Securities Act and the securities laws of any other jurisdiction. The shares and warrants were offered and sold only to institutional and accredited investors. The Company has agreed to file a registration statement with the SEC covering the resale of the common stock issued in the private placement and issuable upon the exercise of the warrants.

In the notice of deficiency dated May 6, 2005, Nasdaq states that it determined that the private placement did not comply with Nasdaq Rules 4350(i)(1)(A) and 4350(i)(1)(D).

ABOUT ADVANCIS PHARMACEUTICAL CORPORATION:

Advancis Pharmaceutical Corporation (NASDAQ: AVNC) is a pharmaceutical company focused on the development and commercialization of pulsatile drug products that fulfill substantial unmet medical needs in the treatment of infectious disease. The Company is developing a broad portfolio of anti-infective drugs based on its novel biological finding that bacteria exposed to antibiotics in front-loaded staccato bursts, or “pulses,” are killed more efficiently than those under standard treatment regimens. Based on this finding, Advancis has developed a proprietary, once-a-day pulsatile delivery technology called PULSYSTM. By examining the resistance patterns of bacteria and applying its delivery technologies, Advancis has the potential to redefine infectious disease therapy and significantly improve drug efficacy, shorten length of therapy, and reduce drug resistance versus currently available antibacterial products. For more on Advancis, please visit www.advancispharm.com.

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based on Advancis’ current expectations and assumptions. These statements are not guarantees of future performance and are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,” “intend,” “anticipate,” and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Advancis undertakes no obligation to update or revise the information in this announcement, whether as a result of new information, future events or circumstances or otherwise.

The Company intends to file a proxy statement for a special meeting of stockholders with the SEC. Stockholders of the Company are urged to read the proxy statement when it becomes available because it will contain important information. Stockholders may obtain a free copy of the proxy statement when it becomes available, as well as other materials filed with the SEC concerning the Company, at the SEC’s web site at http://www.sec.gov. Stockholders of the Company may also obtain the proxy statement and other documents filed by the Company with the SEC in connection with the above-described transactions by directing a request to Advancis Pharmaceutical Corporation, 20425 Seneca Meadows Parkway, Germantown, Maryland 20876; Attention: Investor Relations.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the special meeting. Information about the Company and its directors and officers can be found in the Company’s Proxy Statement for the 2005 Annual Meeting of Stockholders and Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.

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